EXHIBITS 5.1 AND 23.2

OPINION OF PEARLMAN SCHNEIDER, LLP

PEARLMAN SCHNEIDER LLP
Attorneys-at-Law
2200 Corporate Boulevard, N.W., Suite 210
Boca Raton, Florida 33431-7307

Telephone
James M. Schneider, Esq.	(561) 362-9595
Charles B. Pearlman, Esq.	Facsimile
Brian A. Pearlman, Esq.	(561) 362-9612

December 19, 2012

CD International Enterprises, Inc.
431 Fairway Drive, Suite 200
Deerfield Beach, FL  33441

Re:	Registration Statement on Form S-8 (the "Registration Statement")
CD International Enterprises, Inc., a Florida corporation (the "Company")

Gentlemen:

This opinion is submitted pursuant to the applicable rules of the Securities and Exchange Commission ("Commission") with respect to the registration by the Company and the resale of an aggregate of 7,000,000 shares of common stock, $0.0001 par value per share of the Company (the "Shares").  The Shares are covered by the Registration Statement and consist of up to 2,500,000 Shares issuable pursuant to the Company’s 2008 Executive Stock Incentive Plan, as amended (the “2008 Executive Plan”) and up to 4,500,000 Shares issuable pursuant to the Company’s 2008 Non-Executive Stock Incentive Plan, as amended (the “2008 Non-Executive Plan”).  When used herein, the 2008 Executive Plan and the 2008 Non-Executive Plan are collectively referred to as the “Plans.”

In our capacity as counsel to the Company, we have examined the original, certified, conformed, photostat or other copies of the Company's Articles of Incorporation, as amended, and By-Laws, the Plans and various other agreements and option awards, corporate minutes provided to us by the Company and such other documents and instruments as we deemed necessary.  In all such examinations, we have assumed the genuineness of all signatures on original documents, and the conformity to originals or certified documents of all copies submitted to us as conformed, photostat or other copies.  In passing upon certain corporate records and documents of the Company, we have necessarily assumed the correctness and completeness of the statements made or included therein by the Company, and we express no opinion thereon.

Subject to and in reliance upon the foregoing, we are of the opinion that the Shares to be issued as restricted stock grants and/or upon exercise of options granted and to be granted under the Plans, when issued in accordance with the terms thereof, will be validly issued, fully paid and non-assessable.

This opinion is limited to the laws of the State of Florida. In rendering this opinion, we have assumed compliance with all other laws, including federal laws and state securities laws.

We hereby consent to the use of this opinion in the Registration Statement on Form S-8 to be filed with the Commission.

Very truly yours,

/s/ Pearlman Schneider LLP
Pearlman Schneider LLP